Exhibit 99.1

FireEye, Inc. Announces $600 Million Convertible Notes Offering

MILPITAS, CA – May 26, 2015 – FireEye, Inc. (NASDAQ: FEYE) today announced its intention to offer, subject to market conditions and other factors, $300.0 million aggregate principal amount of convertible senior notes due 2035 (the “Series A notes”) and $300.0 million aggregate principal amount of convertible senior notes due 2035 (the “Series B notes” and, together with the Series A notes, the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). FireEye also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $45.0 million aggregate principal amount of the Series A notes and up to an additional $45.0 million aggregate principal amount of the Series B notes.

The notes will be unsecured, senior obligations of FireEye, and interest will be payable semi-annually in arrears. The notes will be convertible into cash, shares of FireEye’s common stock, or a combination thereof, at FireEye’s election. The interest rate, initial conversion rate, repurchase or redemption rights and other terms of the notes are to be determined upon pricing of the offering by negotiations between FireEye and the initial purchasers of the notes.

FireEye expects to use a portion of the net proceeds of the offering of the notes to pay the cost of the prepaid forward stock purchase transactions described below and to use the remaining proceeds of the offering for general corporate purposes, including capital expenditures, investments, working capital and potential acquisitions and strategic transactions. FireEye has no commitments with respect to any such acquisitions or investments at this time.

In connection with the issuance of the notes, FireEye expects to enter into privately negotiated prepaid forward stock purchase transactions (each a “prepaid forward”) with one of the initial purchasers of the notes (the “forward counterparty”), pursuant to which FireEye will purchase approximately $150.0 million worth of its common stock, for settlement on or around June 1, 2020 and June 1, 2022, respectively, subject to any early settlement, in whole or in part, of each prepaid forward. In the event that FireEye pays any cash dividends on its common stock, the forward counterparty will pay an equivalent amount to FireEye. The prepaid forwards are designed to facilitate privately negotiated derivative transactions between the forward counterparty and holders of the notes, including swaps, relating to the shares of FireEye’s common stock by which holders of the notes will establish short positions and otherwise hedge their investments in the notes concurrently with, or shortly after, the pricing of the notes. However, investors may cause FireEye to increase the size of the prepaid forwards to facilitate larger initial hedge positions, which they may offset by purchasing FireEye’s common stock prior to or concurrently with the pricing of the notes. Facilitating investors’ hedge positions by entering into the prepaid forwards, particularly if investors purchase FireEye’s common stock on the pricing date, could increase (or reduce the size of any decrease in) the market price of FireEye’s common stock and effectively raise the initial conversion price of the notes. The shares to be purchased under each prepaid forward will be treated as retired for accounting purposes as of the effective date of each prepaid forward, but will remain outstanding for corporate law purposes, including for purposes of any future stockholders votes.

The forward counterparty has advised FireEye that in connection with entering into the prepaid forwards, it or its affiliate expects to enter into derivative transactions relating to FireEye’s common stock with purchasers of the notes who are hedging their exposure to the notes, and that it or its affiliate expects to purchase in secondary market transactions or otherwise acquire shares of FireEye’s common stock prior to or at the time of settlement of each prepaid forward. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the notes or FireEye’s common stock. In addition, the forward counterparty or its affiliate is likely to modify its hedge position by entering into or unwinding various derivative transactions with respect to FireEye’s common stock and/or by purchasing shares of common stock of FireEye in secondary market transactions following the pricing of the notes and prior to the effective maturity of the notes (including shortly before the maturity date under each prepaid forward, on or around any earlier observation period related to a conversion of such series of notes and on or around any election by the forward counterparty to settle all or a portion of a prepaid forward early).

The effect, if any, of any of these transactions and activities on the market price of FireEye’s common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could also cause or avoid an increase or a decrease in the market price of FireEye’s common stock or the notes, which could affect the ability of holders of the notes to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of either series of notes, could affect the amount and value of the consideration that holders of such series of notes will receive upon conversion of the notes.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the notes nor the shares of common stock issuable upon conversion of the notes, if any, have been, nor will be, registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Press:

Kate Patterson

(408) 321-4957

kate.patterson@FireEye.com